Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-265473

Secret 1 J.P. Morgan ABS Conference August 28, 2023 2024 Ford Bronco Raptor

Secret Free Writing Prospectus Registration Statement No. 333 - 265473 Ford Credit Auto Lease Two LLC (the “depositor”) Ford Credit Auto Lease Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and such offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll - free 1 - 800 - 408 - 1016. 2 U.S. LEASE SECURITIZATION

Secret Structure Overview U.S LEASE SECURITIZATION 3 Class A notes (“AAA”) 77.05% Class B notes (“AA”) 5.35% Class C notes (“A”) 6.60% Class D notes (“BBB”) 4.00% 7.00% Overcollateralization Reserve Account 0.25% Excess Spread 0.25% 0.50% 0.25% 0.25% 1.00% 0.25% 0.25% 0.25% 15.95% 15.95% 9.45% 9.45% 9.45% 8.70% 8.70% 8.70% 7.00% 7.00% 13.50% 13.50% 12.75% 11.20% 11.20% 11.20% 2023-A 2022-A 2021-B 2021-A 2020-B 2020-A 2019-B 2019-A Reserve Subordination Initial Overcollateralization • Senior/subordinate, sequential pay structure • Credit enhancement in the lease securitization program includes: − Subordination of junior notes − Overcollateralization − Cash reserve − Excess spread (used to build target overcollateralization) • Target OC is 9.50% of Initial Total Securitization Value % of Initial Total Securitization Value Total Initial Class A Hard Credit Enhancement 23.20% Initial Class A Hard Credit Enhancement

Secret U.S. LEASE SECURITIZATION Securitization Pool Metrics Weighted Average FICO At Origination Maximum 3 - Month Residual Concentration Vehicle Type As % Of Securitization Value Original Term As % Of Securitization Value 754 751 754 754 754 755 758 759 760 762 7% 6% 8% 7% 5% 5% 5% 4% 4% 8% 80% 76% 78% 73% 78% 74% 78% 78% 78% 71% 14% 19% 14% 20% 17% 21% 16% 16% 15% 16% 0% 0% 0% 0% 0% 0% 1% 2% 4% 5% 24 36 39 48 16% 22% 23% 28% 25% 23% 23% 23% 19% 26% 3% 4% 5% 7% 5% 11% 8% 9% 11% 5% 57% 56% 55% 52% 57% 55% 58% 60% 65% 67% 24% 18% 17% 13% 13% 12% 10% 7% 5% 2% Truck SUV CUV Car 17% 24% 19% 16% 19% 16% 19% 17% 16% 17% 4